Aston Funds
EXHIBIT TO ITEM 77Q1 (e)


The following document is included in Registrant's Post-Effective Amendment No. 139 to the Registration Statement as filed with the SEC via EDGAR on February 29, 2012 (Accession No. 0001193125-12-086053), and incorporated by reference herein:

1.	Sub-Investment Advisory Agreement between Aston Asset
Management, LP and Lee Munder Capital Group, LLC.

The following documents are included in Registrant's Post-Effective Amendment No. 136 to the Registration Statement as filed with the SEC via EDGAR on, December 21, 2011 (Accession No. 0001193125-11-348557), and incorporated by reference herein:

1.	Form of Revised Schedules A and B to the Investment
Advisory Agreement between the Trust and Aston Asset
Management, LP on behalf of ASTON/Silvercrest Small Cap
Fund.
2.	Form of Sub-Investment Advisory Agreement between Aston
Asset Management, LP and Silvercrest Asset Management
Group LLP.